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                                                                   EX-99.(g)(1)

                                  Appendix A

                               CUSTODY AGREEMENT
                           Wells Fargo Master Trust

For its custodial services, the Custodian shall receive a fee, with respect to each Portfolio of 0.02% of the average daily net assets of each such Portfolio. Exceptions to the custodial fees are noted below for the following Portfolios:

..  The custodial fee for the International Core Portfolio, International Growth
   Portfolio, International Index Portfolio and International Value Portfolio is 0.10%

..  The custodial fee for the Diversified Fixed Income Portfolio is 0.04%

..  The custodial fee for the Diversified Stock Portfolio is 0.07%

Funds of Wells Fargo Master Trust Covered by This Agreement

1. C&B Large Cap Value Portfolio
2. Disciplined Growth Portfolio
3. Diversified Fixed Income Portfolio
4. Diversified Stock Portfolio
5. Emerging Growth Portfolio/1/
6. Equity Income Portfolio
7. Equity Value Portfolio
8. Index Portfolio
9. Inflation-Protected Bond Portfolio
10.International Core Portfolio
11.International Growth Portfolio
12.International Index Portfolio
13.International Value Portfolio
14.Large Cap Appreciation Portfolio
15.Large Company Growth Portfolio
16.Managed Fixed Income Portfolio
17.Money Market Portfolio
18.Small Cap Index Portfolio
19.Small Company Growth Portfolio
20.Small Company Value Portfolio
21.Stable Income Portfolio
22.Strategic Small Cap Value Portfolio
23.Total Return Bond Portfolio

Most recent annual approval by the Board of Trustees: March 31, 2006 Appendix A amended: November 8, 2006

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/1/ On November 8, 2006 the Board of Trustees approved the establishment of the
    Emerging Growth Portfolio, which is expected to commence operations on or about January 31, 2007.

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   The foregoing fee schedule is agreed to as of November 8, 2006 and shall remain in effect until changed in writing by the parties.

                                                    WELLS FARGO MASTER TRUST

                                                    By: /s/ C. David Messman
                                                        ------------------------
                                                        C. David Messman
                                                        Secretary

                                                    WELLS FARGO BANK, N.A.

                                                    By: /s/ Sean O'Loughlin
                                                        ------------------------
                                                        Sean O'Loughlin
                                                        Assistant Vice President